Exhibit 99.2

Employee Talking Points

•                  We announced this afternoon that Corium has entered into an agreement with Gurnet Point Capital, providing for Gurnet Point to purchase all of the shares of Corium’s common stock.  Gurnet Point is a healthcare-focused investment firm that specializes in acquiring life science companies, investing in their operations, and building them into larger enterprises.

•                  Upon consummation of this merger, Corium will become a subsidiary of Gurnet Point, and will no longer be a public company and our shares will no longer be listed or traded on Nasdaq.

•                  The financial terms are in the press release and involve an initial cash payment of $12.50 per outstanding share of Corium common stock plus an additional contingent payment of $0.50 per share based on FDA approval of the Corplex Donepezil NDA on or prior to March 31, 2020.  The transaction is in the form of a tender offer, which means that Gurnet Point is offering to buy shares at this price from all of our current stockholders.  For the transaction to move forward, holders of at least a majority of our outstanding common stock must agree to sell their shares to Gurnet Point.

•                  Our board unanimously approved this plan, and we on the management team believe this is very good news for our company and for our employees. Just as going public in 2014 provided the funding to pursue our own product development programs, this transaction and new ownership provides a path to our next stage of growth with a commitment to fund our growth.

•                  Our management … our teams … our vision will remain much the same. We will continue to leverage our technology and expertise in transdermals to create important new products to improve patients’ lives. But now we will have the resources to expand our operations, develop and expand our pipeline, and to create a commercial organization that can help us maintain control of our most valuable asset, Corplex Donepezil.

•                  Let me tell you about our new investors.

•                  First, Gurnet Point’s leadership understands our business. Chris Viehbacher, Gurnet Point’s Managing Partner, comes out of Big Pharma, having served earlier in his career as CEO of Sanofi, and before that as CEO of GlaxoSmithKline’s U.S. operations. And the firm is funded primarily by the family investment trusts managed by Ernesto Bertarelli, the former CEO of Serono, which was one of the world’s leading biopharmaceutical companies with innovative products in areas including fertility, growth hormones and Multiple Sclerosis. The Gurnet Point group is experienced and is very focused on supporting development and marketing of innovative products like ours.

•                  Second, Gurnet Point’s team respects what we have here — they met with us, visited us and thoroughly reviewed our operations at both sites — and came away greatly impressed by all that we’ve accomplished. Their general approach is to rely on the management of companies they invest in to develop the right strategies, execute on them, and generate growth. After spending a lot of time with us, Gurnet Point is excited about our future together and is supportive of our operational plans.

•                  In terms of the process from today forward, now that the agreement is signed and announced, we will be working on a number of steps to enable our stockholders to accept the Gurnet Point offer and tender their shares.  We expect the deal to be completed before the end of calendar 2018.

•                  In the meantime, we need to continue to focus on executing on our plans, and meeting our objectives.  We have lots of work to do to get ready for our Corplex Donepezil NDA filing, to move our pipeline programs forward into clinical development, and to continue keeping our partners supplied with quality product.  Let’s make sure we keep our focus on these priorities.

•                  All of this would not have been possible without the hard work and dedication of all of you. We could not be more proud of all you’ve helped us accomplish to bring Corium to this juncture — and to this exciting opportunity.

•                  I’m sure you have plenty of questions, and I look forward to answering as many of them as I can in the coming days.  We can take a few questions now, although there are certain things that I won’t be able to address at this time due to SEC regulations.  For those of you in Grand Rapids, I will be meeting with you there tomorrow and can take more questions then. You will also get a chance to meet and hear from Chris Viehbacher, who can give you more of a sense of Gurnet Point’s approach and commitment to our future.

•                  Have a great rest of your day.

Forward-looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, including, without limitation, statements regarding the expected benefits and costs of the proposed transaction contemplated by the agreement between Gurnet Point Capital and Corium International, Inc. (“Corium”); the expected timing of the completion of the proposed transaction; the ability of Gurnet Point Capital and Corium to complete the proposed transaction given the various closing conditions, some of which are outside the parties’ control, including those conditions related to regulatory approvals; the likelihood that the milestone underlying the CVR will be achieved; and any statements regarding the assumptions underlying any of the foregoing. Statements containing words such as “could,” “believe,” “expect,” “intend,” “anticipate,” “will,” “may,” or similar expressions constitute forward-looking statements. Forward-looking statements are based on management’s current expectations and projections and are subject to risks and uncertainties, which may cause actual events and results to differ materially from the statements contained herein. Factors that may contribute to such differences include, but are not limited to, risks related to (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Corium’s stockholders that will support the proposed transaction and tender their shares; (iv) the possibility that competing offers or acquisition proposals for corium will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the agreement between Gurnet Point Capital and Corium, including in circumstances that would require Corium to pay a termination fee or other expenses; (vii) risks regarding Gurnet Point Capital’s failure to obtain the necessary financing to complete the proposed transaction; (viii) the effect of the announcement or pendency of the proposed transaction on Corium’s ability to retain and hire key personnel, its ability to maintain relationships with its partners, suppliers, licensees and others with whom it does business, or its operating results and business generally; (ix) risks related to diverting management’s attention from Corium’s ongoing business operations; (x) the risk that unexpected costs will be incurred in connection with the proposed transaction; (xi) changes in economic conditions, political conditions, regulatory requirements, licensing requirements and tax matters; (xii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability and (xiii) other factors as set forth from time to time in Corium’s filings with the Securities and Exchange Commission (the “SEC”), which are available on Corium’s investor relations website at ir.coriumgroup.com and on the SEC’s website at www.sec.gov. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as may be required by law, Corium does not intend, and undertakes no duty, to update any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

The tender offer for the outstanding shares of Corium’s common stock has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Gurnet Point Capital will file with the SEC. At the time the tender offer is commenced, Gurnet Point Capital will file tender offer materials on Schedule TO, and thereafter Corium will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/ RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF CORIUM’S COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF CORIUM’S COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The tender offer materials will be made available to all holders of Corium’s common stock at no expense to them and also will be made available for free at the SEC’s website at www.sec.gov. Additional copies of the tender offer materials may be obtained for free by directing a written request to Corium at 235 Constitution Drive, Menlo Park, CA 94025, or by telephone at 650-298-8255. In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Corium files annual, quarterly and current reports and other information with the SEC. These filings with the SEC are available to the public for free at the SEC’s website at www.sec.gov.